Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectuses for the registration of $1,000,000,000 of Debt Securities, Class B Common Stock, Preferred Stock, Stock Purchase Contracts, Stock Purchase Units, Depositary Shares, Warrants, Subscription Rights and Pass Through Certificates of Continental Airlines, Inc. of our reports dated March 14, 2005, except for Note 1, as to which the date is July 19, 2005, with respect to the consolidated financial statements and schedule of Continental Airlines, Inc., Continental Airlines, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Continental Airlines, Inc., all included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
September 9, 2005